Exhibit 3.3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEST WESTERN INTERNATIONAL, INC.

ARTICLE ONE

The name of the corporation is Best Western International, Inc. (the “Corporation”).

ARTICLE TWO

Section 1. Statutory Agent. The Corporation hereby appoints Corporation Service Company, whose address is 2338 W. Royal Palm Road, Suite J, City of Phoenix, County of Maricopa, Arizona, 85021, as the statutory agent of the Corporation.

Section 2. Known Place of Business. The address of the Corporation’s known place of business in the State of Arizona is 6201 N. 24th Parkway, City of Phoenix, County of Maricopa, Arizona, 85016.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapters 1 through 17 of Title 10 of the Arizona Revised Statutes, or any successor statute, as from time to time amended and in effect (the “Arizona Business Corporation Act”). Initially, the Corporation intends to foster the interest of its shareholders and those which are in any way related to the hotel industry as conducted by the Corporation by common business interest.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, without par value (the “Common Stock”). The Corporation shall not reissue any shares of Series A-1 through Series A-7 Common Stock (as established in Section 2(a) of ARTICLE FOUR) acquired by the Corporation pursuant to Sections 2(f) and 2(g) of ARTICLE FOUR or otherwise acquired by the Corporation, and the number of authorized shares of Common Stock shall be reduced in accordance with Section 2(i) of ARTICLE FOUR.

Section 2. Common Stock.

(a) Issuance of Shares. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Common Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any) (provided, however, that no such shares or series of Common Stock shall be entitled to more than one (1) vote per share in connection with any matter to be considered or acted upon by the holder thereof, including but not limited to the election of directors), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Furthermore, the Board of Directors is authorized to provide, by resolution or resolutions, for the reservation for later issuance of Common Stock in any Series to contingently-approved applicants immediately prior to the Conversion.

(i) These Amended and Restated Articles of Incorporation (these “Articles of Incorporation”) are being adopted in connection with the effectiveness of a Plan of Conversion whereby the Corporation has been converted from an Arizona nonprofit corporation to an Arizona for-profit corporation under the Arizona Business Corporation Act (the “Plan of Conversion”).

(ii) In connection with the Plan of Conversion, each member of the nonprofit corporation is to be issued shares of a series of Common Stock that correspond to the District (as defined in Section 2 of ARTICLE SIX) in which the member owns and operates a Best Western-branded Property. “Best Western-branded Property” shall mean a hotel that is operated pursuant to a franchise agreement between a franchisee and the Corporation or its subsidiary. To effect the Plan of Conversion, the following series of Common Stock are hereby established, and the rights, preferences and powers of each series of Common Stock established hereby are as follows:1

(A) [●] shares of Series A-1 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-1 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(B) [●] shares of Series A-2 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-2 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(C) [●] shares of Series A-3 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-3 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(D) [●] shares of Series A-4 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up,

[1]	NTD: The aggregate number of shares of the series established hereby will be determined by the following formula based on the number of Members and the number of contingently-approved applicants and new Best Western franchisees eligible to participate on a Post-Conversion basis as of November 30, 2018. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2018 and (b) the product of (x) the number of contingently-approved applicants and new Best Western franchisees in North America eligible to participate on a post-Conversion basis as of November 30, 2018 and (y) 0.5.

except that such Series A-4 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(E) [●] shares of Series A-5 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-5 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(F) [●] shares of Series A-6 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-6 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX; and

(G) [●] shares of Series A-7 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-7 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX.

(iii) Notwithstanding the foregoing, the separate series of Common Stock provided for in clause (ii) above shall be terminated and combined into a single series of Common Stock, which shall be referred to as Common Stock, effective upon an Initial Public Offering. For purposes of these Articles of Incorporation, “Initial Public Offering” shall mean an underwritten initial public offering of the Corporation’s Common Stock or a direct listing by the Corporation of the Corporation’s Common Stock on a recognized national securities exchange.

(b) Voting Rights. Except as otherwise required by the Arizona Business Corporation Act or as provided by or pursuant to the provisions of these Articles of Incorporation:

(i) Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder.

(ii) Except as otherwise required in these Articles of Incorporation, as may be set forth in the statement pursuant to Section 10-602 of the Arizona Business Corporation Act establishing any series, or by applicable law, the holders of Common Stock shall vote together as a single class on all matters on which shareholders are generally entitled to vote.

(c) Dividends. Subject to applicable law, such dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such shareholder.

(e) Reclassification. Except as otherwise permitted in these Articles of Incorporation, the Common Stock may not be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the entire class of Common Stock is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(f) Transfer Restrictions. In order to preserve the relationship between the shareholders of the Corporation and Best Western-branded Properties and to maintain the scale of Best Western-branded Properties, these Articles of Incorporation are setting forth the transfer restrictions in this Section 2(f). The transfer restrictions provided for in this Section 2(f) shall terminate upon the completion of an Initial Public Offering.

(i) No share of Common Stock may be sold, exchanged or otherwise transferred, other than as expressly approved in advance by the Board of Directors. In the event that any outstanding shares of Common Stock are sold, exchanged or otherwise transferred other than as provided in the previous sentence, such shares of Common Stock shall automatically and without further action on the part of the Corporation or any holder of Common Stock be deemed to be transferred to the Corporation (each, a “Corporate Transfer”) and thereupon shall be canceled and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(ii) If the Board of Directors approves the transfer of a shareholder’s Best Western-branded Property to a new owner consistent with the terms of such shareholder’s franchise agreement with the Corporation, such shareholder shall be entitled to retain ownership of its Common Stock, provided that such Common Stock shall be subject to redemption by the Corporation as set forth in Section 2(g) below in the event the conditions set forth in Section 2(g)(i) apply to the transferee of such Best Western-branded Property.

(g) Redemption. The redemption provisions in this Section 2(g) shall terminate upon the earlier of (x) the third anniversary of the Effective Time or (y) completion of an Initial Public Offering (in either case, the “Redemption Termination Date”), other than for purposes of redeeming shares of Common Stock and paying the Redemption Price (as defined below) for which a Redemption Notice (as defined below) had been delivered prior to the Redemption Termination Date. “Effective Time” shall mean the effective time of these Articles of Incorporation.

(i) The Corporation has the option to redeem from any shareholder the Series A-1 through A-7 Common Stock that was issued to such shareholder (A) if the Best Western-

branded Property with respect to which such shareholder was issued such shares of Common Stock ceases for any reason to be operated as a Best Western-branded Property, or (B) if the owner of the Best Western-branded Property with respect to which such shareholder was issued such shares of Common Stock has given notice to the Corporation, or the Corporation has given notice to the owner of the Best Western-branded Property, prior to the Redemption Termination Date, that such property will cease to be operated as a Best Western-branded Property (each, a “Redemption”), for the Redemption Price until the Redemption Termination Date. The “Redemption Price” shall be $0.10 per share, plus the amount of any dividend with respect to such share that is declared but is unpaid (multiplied by the number of shares to be redeemed).

(ii) At least fifteen (15) days prior to the date of each Redemption (each, a “Redemption Date”), written notice (each, a “Redemption Notice”) shall be mailed, first class postage prepaid, by the Corporation to the shareholder of record (as of the close of business on the business day next preceding the day on which the Redemption Notice is given) of the Common Stock to be redeemed, at the address last shown on the records of the Corporation for such shareholder, specifying the number of shares to be redeemed from such shareholder, the Redemption Date, the Redemption Price and the place at which payment can be obtained. On the Redemption Date, the Corporation shall pay to the shareholder of such Common Stock being redeemed on such Redemption Date an amount in cash equal to the Redemption Price, to the order of the Person whose name appears on the stock register of the Corporation as the owner thereof.

(iii) From and after each Redemption Date, unless there shall have been an uncured default in the payment of the applicable Redemption Price, all rights of the shareholder of shares of Common Stock to be redeemed shall cease with respect to such shares (except the right to receive payment of the applicable Redemption Price (plus interest, if applicable)), and all such shares shall be automatically and immediately retired and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(h) Shares Reserved for Issuance to Contingently-Approved Applicants. If, for any reason, the Corporation is no longer obligated to issue shares of Common Stock that were reserved prior to the Conversion for issuance after the Conversion to contingently-approved applicants (“Reserved Shares”), such shares shall cease to be reserved for issuance and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(i) Statement Pursuant to Section 10-631 of the Arizona Business Corporation Act. If prior to (x) the completion of an Initial Public Offering, in the case of a Corporate Transfer or with respect to Reserved Shares, or (y) the Redemption Termination Date, in the case of a Redemption, any outstanding shares of Series A-1 through Series A-7 Common Stock are acquired by the Corporation or Reserved Shares cease to be reserved, the Board of Directors shall cause the Corporation to file promptly (and in any event by the earlier of ninety (90) days after the date of the Corporate Transfer, the Redemption Date, or the date Reserved Shares cease to be reserved, as the case may be, or the day prior to the record date for any meeting of shareholders) a Statement Pursuant to Section 10-631 of the Arizona Business

Corporation Act with the Arizona Corporation Commission (a “Statement Pursuant to Section 10-631”), which constitutes an amendment to these Articles of Incorporation (which amendment shall be effective without shareholder action), to reduce the authorized shares of Common Stock of the Corporation by the number of shares equal to the lesser of (i) the sum of the number of shares acquired by the Corporation and the number of Reserved Shares that ceased to be reserved, multiplied by  20⁄11, and (ii) the number of authorized but unissued shares that have not been previously reserved for issuance. Until the Statement Pursuant to Section 10-631 has been filed, the Board of Directors may not authorize the issuance, including by further reservation, of any additional shares of Common Stock.

(j) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 3. Quorum. The holders of 10% of the voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, except as otherwise provided by law.

Section 4. Action by Written Consent. Except as provided in Section 10-704(B) of the Arizona Business Corporation Act or other applicable law, any action which is required or permitted to be taken by the Corporation’s shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.

Section 5. Shareholder Approval of Initial Public Offering. In addition to any other approval(s) that may be required under these Articles of Incorporation, the Arizona Business Corporation Act or other applicable law, the Corporation shall not consummate an Initial Public Offering without first obtaining the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at a meeting of the Corporation’s shareholders called for that purpose; provided, that the Board of Directors or a duly authorized committee thereof shall be authorized to determine the final terms of any such Initial Public Offering.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the Arizona Business Corporation Act, these Articles of Incorporation, or the Bylaws required to be exercised or done by the shareholders.

Section 2. Districts and Number of Directors. The geographic area in which the Corporation licenses its trademarks for franchise properties in North America shall be divided into seven (7) districts, designated as District 1 through District 7, comprised of whole states, territories, provinces and/or possessions (the District of Columbia is considered to be a state for purposes of this Article) (each, a “District”), as set forth in Schedule A hereto. Any contingently-approved applicant whose North American Best Western-branded Property is not located in one of the Districts shall be designated as part of the District that is geographically closest in proximity to the actual location of such North American Best Western-branded Property. Unless otherwise fixed from time to time pursuant to the Bylaws, and up to a maximum of eleven (11) directors, the number of directors shall equal the number of Districts, with one director elected by each of Series A-1 through A-7 Common Stock as follows:

(a) shareholders of Series A-1 Common Stock shall elect one (1) member of the Board of Directors for District 1;

(b) shareholders of Series A-2 Common Stock shall elect one (1) member of the Board of Directors for District 2;

(c) shareholders of Series A-3 Common Stock shall elect one (1) member of the Board of Directors for District 3;

(d) shareholders of Series A-4 Common Stock shall elect one (1) member of the Board of Directors for District 4;

(e) shareholders of Series A-5 Common Stock shall elect one (1) member of the Board of Directors for District 5;

(f) shareholders of Series A-6 Common Stock shall elect one (1) member of the Board of Directors for District 6; and

(g) shareholders of Series A-7 Common Stock shall elect one (1) member of the Board of Directors for District 7.

Notwithstanding the foregoing, the provision for electing one (1) member of the Board of Directors to represent each of the seven (7) separate Districts provided for in this Section 2 shall terminate effective upon an Initial Public Offering. Unless otherwise fixed from time to time pursuant to the Bylaws, all members of the Board of Directors shall be elected by the holders of Common Stock, voting together as a single class, from and after an Initial Public Offering.

Section 3. Classes of Directors. The directors of the Corporation shall be divided into two (2) classes, as nearly equal in number as possible, hereby designated Class I and Class II. Class I shall consist of one director from each of Districts 1, 2, 4 and 5, and Class II shall consist of one director from each of Districts 3, 6 and 7. If the total authorized number of directors is increased, additional directors shall be designated exclusively by resolution of the Board of Directors as Class I or Class II directors such that the classes remain as nearly equal in number as possible.

Section 4. Election and Term of Office.

(a) The nominee in each District who receives the highest number of votes cast from shareholders of the Series A-1 through A-7 Common Stock corresponding to such District shall be elected.

(b) Directors elected shall take office at the regular annual meeting of the Board of Directors immediately following the annual meeting of the shareholders in the year elected or upon certification of the election by the transfer agent designated by the Board of Directors pursuant to the Bylaws, whichever occurs later.

(c) The term of the initial directors shall commence as of the Effective Time, and shall expire as follows: Class I directors in 2019 and Class II directors in 2020. The names and addresses of the initial directors of the Corporation are as follows:2

Name and Address	District Represented	Class/Term
[District 1 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 1	Class I (term expires in 2019)

[District 2 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 2	Class I (term expires in 2019)

[District 3 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 3	Class II (term expires in 2020)

[District 4 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 4	Class I (term expires in 2019)

[District 5 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 5	Class I (term expires in 2019)

[District 6 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 6	Class II (term expires in 2020)

[2]	NTD: Those individuals who are newly elected directors with terms of office that are otherwise commencing on December 10, 2018, and the other directors with terms that are otherwise extending beyond such date, shall be the initial directors of the post-Conversion Corporation. Those names will be included in the final Articles of Incorporation filed at such time.

Name and Address	District Represented	Class/Term

[District 7 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 7	Class II (term expires in 2020)

(d) At each annual meeting of shareholders beginning in 2019, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the second succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of shareholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Subject to Section 5 below, nothing in these Articles of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 5. Maximum Term of Directors. No person who shall have served three elected terms as a director elected by any of Series A-1 through Series A-7 Common Stock beginning from and after the Effective Time, whether or not consecutive, shall be eligible to be appointed or elected as a director. For purposes of this section, “elected term” shall not include (a) the remainder of an unexpired term to which a director is elected to fill a vacant director position or to replace a removed director pursuant to these Articles of Incorporation, or (b) the terms of the Class I directors that expire in 2019.

Section 6. Removal and Resignation of Directors.

(a) A director may be removed (i) with or without cause pursuant to a written petition proposing the removal of a particular director signed by at least one-third (1/3) of all holders of the class or series of Common Stock entitled to elect such director, or (ii) with cause pursuant to a proposal for the removal of a particular director approved by the Board of Directors, and, in each case, upon the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such director at a meeting of the Corporation’s shareholders called for that purpose, so long as at least one-third (1/3) of the voting power of the class or series of Common Stock entitled to vote in the election of such director, voting together as a single class, vote in favor of the removal.

(b) Any director may resign at any time upon written notice to the Corporation.

(c) Any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause will be filled in accordance with the Bylaws.

Section 7. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Arizona Business Corporation Act as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages arising from any action or failure to act as a director, except liability for any of the following: (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 10-833 of the Arizona Business Corporation Act; or (iv) an intentional violation of criminal law.

(b) Any amendment, repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

(c) The private property of each and every shareholder, officer and director of the Corporation shall, at all times, be exempt from all debts and liabilities of the Corporation.

Section 2. Indemnification. The Corporation shall indemnify and hold harmless each of its existing and former officers and directors, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the Corporation or its subsidiaries, including indemnity for service in the capacity as an officer or director of the Corporation. The Corporation, subject to an officer or director executing and delivering any undertaking required by the Bylaws to reimburse the Corporation, shall advance costs and expenses to defend any claim subject to indemnification if authorized under Article 5 of Chapter 8 of Title 10 of the Arizona Business Corporation Act. The indemnification rights provided herein shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law, the Bylaws or agreement.

ARTICLE EIGHT

Section 1. Section 10-2743 of the Arizona Business Corporation Act. The Corporation expressly elects not to be subject to the provisions of Article 3 of Chapter 23 of Title 10 of the Arizona Business Corporation Act.

Section 2. Business Combinations with Interested Shareholders. Notwithstanding any other provision in these Articles of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Shareholder (as defined hereinafter) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such shareholder becoming an Interested Shareholder;

(b) upon consummation of the transaction which resulted in such shareholder becoming an Interested Shareholder, such shareholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Shareholder) those shares owned by Persons (as defined hereinafter) who are directors or other affiliates of the Corporation (other than the Interested Shareholder); or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Shareholder.

Section 3. Exceptions to Prohibition on Interested Shareholder Transactions. The restrictions contained in this ARTICLE EIGHT shall not apply if:

(a) a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b); (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 10-1103(G) of the Arizona Business Corporation Act, no vote of the shareholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b).

Section 4. Definitions. As used in this ARTICLE EIGHT only, and unless otherwise provided by the express terms of this ARTICLE EIGHT, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Section 2 of this ARTICLE EIGHT is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger under Section 10-1104 of the Arizona Business Corporation Act; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this

Section 4(c)(iii) of ARTICLE EIGHT shall there be an increase in the Interested Shareholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Shareholder; or

(v) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE EIGHT) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHT, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the Effective Time) have control of such entity;

(e) “Interested Shareholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder, and the affiliates and associates of such Person. Notwithstanding anything in this ARTICLE EIGHT to the contrary, the term “Interested Shareholder” shall not include: any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f)), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Shareholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE NINE

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, these Articles of Incorporation may not be altered, amended or repealed, unless in addition to any other vote required by these Articles of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at a meeting of the Corporation’s shareholders called for that purpose.

ARTICLE TEN

Section 1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director, officer, employee, agent or shareholder of the Corporation arising pursuant to any provision of the Arizona Business Corporation Act, these Articles of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be in the United States District Court for the District of Arizona in Maricopa County, Arizona. In the event the claims are not subject to the federal court’s jurisdiction, then the foregoing claims shall be filed in the Superior Court of Maricopa County, Arizona, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within Maricopa County, Arizona (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the federal and state courts located within Maricopa County, Arizona in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholders’ counsel in the Foreign Action as agent for such shareholder. As used in these Articles of Incorporation, the term “Claim” means the actions, proceedings or claims referred to in clauses (a) through (d) of this Section 1.

Section 2. Notice. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and consented to the provisions of this ARTICLE TEN and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this ARTICLE TEN.

ARTICLE ELEVEN

The name and address of the Incorporator is [●], 6201 N. 24th Parkway, City of Phoenix, County of Maricopa, Arizona, 85016. All powers, duties and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.

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IN WITNESS WHEREOF, the undersigned Incorporator has executed these Amended and Restated Articles of Incorporation on this      day of                 , 2018.

INCORPORATOR:

By:

Name:

CONSENT TO ACT AS STATUTORY AGENT

Corporation Service Company, having been designated to act as statutory agent for Best Western International, Inc., hereby consents to act in that capacity until removed, or its resignation is submitted in accordance with the Arizona Revised Statutes.

DATED:                     , 2018

CORPORATION SERVICE COMPANY

By:

Name:

Title:

SCHEDULE A

DISTRICTS

District	Location
1	Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico, Utah and Wyoming

2	Alaska, Idaho, Montana, North Dakota, Oregon, South Dakota, and Washington Alberta, British Columbia, Manitoba, and Saskatchewan, Canada

3	Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, and Wisconsin Ontario, Canada

4	Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee Puerto Rico and Haiti

5	Arkansas, Louisiana, Mississippi, Oklahoma, and Texas

6	California, Hawaii, and Nevada

7

Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, and West Virginia

New Brunswick, Newfoundland, Nova Scotia, Prince Edward Island, and Quebec, Canada